Exhibit 14.1

Code of Ethics and Business Conduct

Policy

It is the policy of the Company to provide our Code of Ethics and Business Conduct, which will serve as a guide to proper business conduct for all employees. We expect all employees to observe the highest standards of ethics and integrity in their conduct. This means following a basic code of ethical behavior that includes the following.

Build Trust and Credibility

The success of our business is dependent on the trust and confidence we earn from our employees, customers and shareholders. We gain credibility by adhering to our commitments, displaying honesty and integrity and reaching company goals solely through honorable conduct.

When considering any action, it is wise to ask: will this build trust and credibility for Paneltech Products, Inc.(Paneltech)? Will it help create a working environment in which Paneltech can succeed over the long term? Is the commitment I am making one I can follow through with? The only way we will maximize trust and credibility is by answering “yes” to those questions and by working every day to build our trust and credibility.

Respect for the Individual

We all deserve to work in an environment where we are treated with dignity and respect. Paneltech is committed to creating such an environment because it brings out the full potential in each of us, which, in turn, contributes directly to our business success.

Paneltech is an equal employment/affirmative action employer and is committed to providing a workplace that is free of discrimination of all types from abusive, offensive or harassing behavior. Any employee who feels harassed or discriminated against should report the incident to his or her manager or to the Human Resources Department.

Create a Culture of Open and Honest Communication

At Paneltech everyone should feel comfortable to speak his or her mind, particularly with respect to ethics concerns. Managers have a responsibility to create an open and supportive environment where employees feel comfortable raising such questions. We all benefit tremendously when employees exercise their power to prevent mistakes or wrongdoing by asking the right questions at the right times.

Paneltech will investigate all reported instances of questionable or unethical behavior. In every instance where improper behavior is found to have occurred, the company will take appropriate action. We will not tolerate retaliation against employees who raise ethics concerns in good faith.

Set the Tone at the Top

Management has the added responsibility for demonstrating, through their actions, the importance of this Code. In any business, ethical behavior does not simply happen; it is the product of clear and direct communication of behavioral expectations, modeled from the top and demonstrated by ultimately, our actions are what matters.

To make our Code work, managers must be responsible for promptly addressing ethical questions or concerns raised by employees and for taking the appropriate steps to deal with such issues. Managers should not consider employees’ ethics concerns as threats or challenges to their authority, but rather as another encouraged form of business communication. We want the ethics dialogue to become a natural part of daily work.

Uphold the Law

Our commitment to integrity begins with complying with laws, rules and regulations where we do business. Further, each of us must have an understanding of the company policies, laws, rules and regulations that apply to our specific roles. If we are unsure of whether a contemplated action is permitted by law or Company policy, we should seek the advice from the resource expert. We are responsible for preventing violations of law and for speaking up if we see possible violations.

Competition

We are dedicated to ethical, fair and vigorous competition. We will sell Paneltech products and services based on their merit, superior quality, functionality and competitive pricing. We will make independent pricing and marketing decisions and will not improperly cooperate or coordinate our activities with our competitors. We will not offer or solicit improper payments or gratuities in connection with the purchase of goods or services for Paneltech or the sales of its products or services, nor will we engage or assist in unlawful boycotts of particular customers.

Proprietary Information

It is important that we respect the property rights of others. We will not acquire or seek to acquire improper means of a competitor’s trade secrets or other proprietary or confidential information. We will not engage in unauthorized use, copying, distribution or alteration of software or other intellectual property.

Selective Disclosure

We will not selectively disclose (whether in one-on-one or small discussions, meetings, presentations, proposals or otherwise) any material nonpublic information with respect to Paneltech, its business operations, plans, financial condition, results of operations or any development plan. We should be particularly vigilant when making presentations or proposals to customers to ensure that our presentations do not contain material nonpublic information.

Avoid Conflicts of Interest

We must avoid any relationship or activity that might impair, or even appear to impair, our ability to make objective and fair decisions when performing our jobs. At times, we may be faced with situations where the business actions we take on behalf of Paneltech may conflict with our own personal or family interests because of the course of action that is best for us personally may not also be the best course of action for Paneltech. We owe a duty to Paneltech to advance its legitimate interests when the opportunity to do so arises. We must never use Paneltech property or information for personal gain or personally take for ourselves any opportunity that is discovered through our position with Paneltech
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Determining whether a conflict of interest exists is not always easy to do. Employees with a conflict of interest question should seek advice from management. Before engaging in any activity, transaction or relationship that might give rise to a conflict of interest, employees must seek review from their managers or the Human Resources department.

Accepting Business Courtesies

Most business courtesies offered to us in the course of our employment are offered because of our positions at Paneltech. We should not feel any entitlement to accept and keep a business courtesy. Although we may not use our position to obtain business courtesies, and we must never ask for them, we may accept unsolicited business courtesies. Employees who award contracts or who can influence the allocation of business, who create specifications that result in the placement of business or who participate in negotiation of contracts must be particularly careful to avoid actions that create the appearance of favoritism or that may adversely affect the company’s reputation for impartiality and fair dealing. The prudent course is to refuse a courtesy from a supplier when Paneltech is involved in choosing or reconfirming a supplier or under circumstances that would create an impression that offering courtesies is the way to obtain Paneltech business.

Meals, Refreshments Entertainment and Gifts

We may accept occasional meals, refreshments, entertainment, gifts and similar business courtesies that are customary and conform to reasonable ethical practices of the marketplace, provided that:

•	They are not inappropriately lavish or excessive.

•	The courtesies are not frequent and do not reflect a pattern of frequent acceptance of courtesies from the same person or entity.

•	The courtesy does not create the appearance of an attempt to influence business decisions, such as accepting courtesies or entertainment from a supplier whose contract is expiring in the near future.

•	The employee accepting the business courtesy would not feel uncomfortable discussing the courtesy with his or her manager or co-worker or having the courtesies known by the public.

Customary business entertainment is proper however, impropriety results when the value or cost is such that it could be interpreted as affecting an otherwise objective business decision.

Employees with questions about accepting business courtesies should talk to their manager or the Human Resources department.

Offering Business Courtesies

Any employee who offers a business courtesy must assure that it cannot reasonably be interpreted as an attempt to gain an unfair business advantage or otherwise reflect negatively upon Paneltech. An employee may never use personal funds or resources to do something that cannot be done with Company resources. Accounting for business courtesies must be done in accordance with approved company procedures.

Other than to our government customers, for whom special rules apply, we may provide non-monetary gifts (i.e., company logo apparel or similar promotional items) to our customers. Further, management may approve other courtesies, including meals, refreshments or entertainment of reasonable value, provided that:

•	The practice does not violate any law or regulation or the standards of conduct of the recipient’s organization.

•	The business courtesy is consistent with industry practice, is infrequent in nature and is not lavish.

•	The business courtesy is properly reflected on the books and records of Paneltech.

Set Metrics and Report Results Accurately

Accurate Public Disclosures

We will make certain that all disclosures made in financial reports are full, fair, accurate, timely and understandable. This obligation applies to all employees, including all financial executives, with any responsibility for the preparation for such reports, including drafting, reviewing and signing or certifying the information contained therein. No business goal of any kind is ever an excuse for misrepresenting facts or falsifying records.

Employees should inform the Vice President of Human Resources and Compliance if they learn that information in any filing or public communication was untrue or misleading at the time it was made or if subsequent information would affect a similar future filing or public communication.

Corporate Recordkeeping

We create, retain and dispose of our company records as part of our normal course of business in compliance with all Paneltech policies and guidelines, as well as all regulatory and legal requirements.

All corporate records must be true, accurate and complete, and company data must be promptly and accurately entered in our books in accordance with Paneltech’s and other applicable accounting principles.

We must not improperly influence, manipulate or mislead any audit, nor interfere with any auditor engaged to perform an independent audit of Paneltech books, records, processes or internal controls.

Accountability

Each of us is responsible for knowing and adhering to the values and standards set forth in this Code and for raising questions if we are uncertain about company policy. If we are concerned whether the standards are being met or are aware of violations of the Code, we must contact the Human Resources department. We take seriously the standards set forth in the Code, and violations are cause for disciplinary action up to and including termination of employment.

Integral to our business success is our protection of confidential company information, as well as nonpublic information entrusted to us by employees, customers and other business partners. Confidential and proprietary information includes such things as pricing and financial data, customer names/addresses or nonpublic information about other companies, including current or potential suppliers and vendors. We will not disclose confidential and nonpublic information without a valid business or legal purpose and proper authorization.

Use of Company Resources

Company resources, including time, material, equipment and information, are provided for company business use. Nonetheless, occasional personal use is permissible as long as it does not affect job performance or cause a disruption to the workplace. Employees and those who represent Paneltech are trusted to behave responsibly and use good judgment to conserve company resources. Managers are responsible for the resources assigned to their departments and are empowered to resolve issues concerning their proper use.

Generally, we will not use company equipment such as computers, copiers and fax machines in the conduct of an outside business or in support of any religious, political or other outside daily activity. Solicitation of Company employees by non-employees is prohibited at all times. Solicitation by an employee of another employee is prohibited, while either the person doing the soliciting or the person be solicited is on working time and or Company property. Distribution of materials by employees in work areas or on working time is prohibited.

In order to protect the interests of the Paneltech network and our fellow employees, we reserve the right to monitor or review all data and information contained on an employee’s company-issued computer or electronic device, the use of the Internet or Paneltech’s intranet. We will not tolerate the use of company resources to create, access, store, print, solicit or send any materials that are harassing, threatening, abusive, sexually explicit or otherwise offensive or inappropriate.

Compliance

Compliance with these principles is an essential element in our business success. Our Compliance Committee is responsible for ensuring these principles are communicated to and understood and observed by all employees. Day to day responsibility is delegated to all management members who are responsible for implementing these principles, if necessary through more detailed guidance.

Assurance of compliance is monitored and reported each year. Compliance with the code is subject to review by the board and subject to audit review. Employees are expected to bring to managements attention any breach or suspected breach of these principles. Provision has been made for employees to be able to report in confidence.

From time to time, employees will likely have questions as to how this Code of Ethics and Business Conduct applies in particular situations. We expect all employees with such questions to discuss the exact circumstances with our Vice President of Human Resources and Compliance. Should the Vice President of Human Resources and Compliance be uncertain on what actions should be taken to ensure compliance with this Code of Ethics and Business Conduct, he/she will obtain further guidance by consulting with the Compliance Committee.

Code of Ethics Applicable to Senior Executives

On March 9, 2010, the Board of Directors of Paneltech International Holdings, Inc. adopted this Code of Ethics Applicable to Senior Executives as contemplated by the Sarbanes-Oxley Act of 2002.  It is critical to the success of the Company and in the best interests of its stockholders that its employees conduct themselves honestly and ethically.  In particular, each senior executive of the Company, including the Chief Executive Officer, the Chief Financial Officer, the Senior VP of Strategic Planning, the PaperStone Marketing Manager, and the General Manager are required to observe the highest standards of ethical business conduct, including strict adherence to this Code of Ethics Applicable to Senior executives (“this Code”) and the Company’s Code of Ethics applicable to all employees, which the Code supplements.  Accordingly, each Senior Executive must comply with the letter and spirit of the following:

Each Senior Executive will act at all times honestly and ethically, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.  For purposes of this Code, the phrase “actual or apparent conflict of interest” shall be broadly construed and include, for example, direct conflicts, indirect conflicts, potential conflicts, apparent conflicts and any other personal, business or professional relationship or dealings that has a reasonable possibility of creating even the mere appearance of impropriety.

Each Senior Executive must ensure that all reasonable and necessary steps within his or her areas of responsibility are taken to provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with or submits to the Securities and Exchange Commission or state regulators, and in all other regulatory filings.  In addition, Senior Executives must provide full, fair, accurate, and understandable information whenever communicating with the Company’s stockholders of the general public.

Each Senior Executive must take all reasonable measures to protect the confidentiality of non-public information about the Company, its business, operations and customers obtained or created in connection with such Senior Executive Officer’s activities and to prevent the unauthorized disclosure of any such information, unless required by law, regulation or legal or regulatory process.

All Senior Executives must conduct Company business in compliance with all applicable federal, state, foreign and local laws, rules and regulations.

Senior Executives shall not directly or indirectly take any action to fraudulently influence, coerce, manipulate or mislead the Company’s independent public auditors for the purposes of rendering the financial statements of the company misleading.

It is each Senior Executive’s responsibility to notify promptly the General Counsel or Chairman of the Audit Committee of the Board of Director’s regarding any actual or potential violation of this Code and/or any applicable securities or other laws, rules or regulations by any Senior Executive or of the Company’s General Code of Ethics by any employee.  Senior executives may choose to remain anonymous in reporting any possible violation of this Code.  All Senior Executives are responsible for ensuring that their own conduct complies with this Code.

Anyone who violates the provisions of this Code by engaging in unethical conduct, failing to report conduct potentially violative of this Code or refusing to participate in any investigation of such conduct, will be subject to disciplinary actions, up to and including termination of service with the Company.  Violations of this Code may also constitute violations of law and may result in civil or criminal penalties for a Senior Executive of the Company.

The Board of Directors of the Company shall be responsible for the administration of this Code and shall have the sole authority to amend this Code or grant waivers of its provisions.  Waivers will be disclosed as required by the Securities and Exchange Act of 1934 and the rules there under and the applicable rules of the New York Stock Exchange.

ACKNOWLEDGMENT

The undersigned Senior Executive hereby acknowledges that the Executive has received a copy of the Company’s Code of Ethics Applicable to Senior Executives and that he or she has read and understood this Code in its entirety and agrees to abide by it.  The Senior Executive further acknowledges that it is his or her responsibility to seek clarification from the office of the Company’s General Counsel if any application of the Code to a particular circumstance is not clear.  The Senior Executive acknowledges that the Senior Executive’s continued service with the Company requires the Senior Executive to fully adhere to this Code and that failure to do so can result in disciplinary action up to and including termination of the Senior Executive’s employment by the Company.

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